EXHIBIT 10.39

March 9, 2010

Tim Barabe

Dear Tim:

It is our pleasure to offer you the position of Chief Financial Officer and Executive Vice President with Affymetrix at an annual salary of $380,000 (bi-monthly $15,833.33), reporting to Kevin King, Chief Executive Officer.  Your nomination as a Section 16(b) officer for Affymetrix will be subject to review and approval by our Board of Directors at their next meeting in May 2010.

You will be eligible to participate in the Affymetrix Annual Bonus Program with an award level targeted at 50% of annual base salary.  If you begin employment with Affymetrix by March 15, 2010 you will be entitled to a full year bonus under the 2010 plan.  The actual bonus amount is determined each year by the Compensation Committee of the Board of Directors based on corporate achievement — financial performance and corporate goals — and your individual goal achievement.  Bonus awards are subject to applicable withholding of taxes and 401(k) contributions (if enrolled).

Additionally, we will recommend to the Compensation Committee of the Board of Directors of Affymetrix that you be granted two equity awards.  The first is a Stock Option Grant of 90,000 shares of common stock of Affymetrix.  These options will vest 25% per year over a four (4) year period beginning on the grant date, and will be granted (and, therefore priced) when approved by the Compensation Committee.  The second is a grant of 20,000 shares of restricted shares of common stock of Affymetrix.  These shares are not stock options, but rather fully paid for shares of restricted stock. These shares will vest 25% per year over a four (4) year period beginning on the grant date, provided that you continue to be an employee of Affymetrix on such anniversary dates.  These restricted shares will be granted when approved by the Compensation Committee.  The terms of these equity awards will be governed in all respects by the terms of the applicable Affymetrix equity incentive plans and the equity award agreements that will be provided to you after commencement of your employment.

This position is contingent on you relocating to the Bay Area. As part of this offer, you will have up to June 30, 2011 to complete your relocation.

We will support your relocation with the following relocation benefits (total amount of relocation benefits not to exceed $200,000) as managed by our relocation partner, NRI:

1.
We will pay the reasonable cost of moving your household goods, including shipment of 2 automobiles as well as a 1700 bottle personal wine collection, from your current residence to the Bay Area, provided that all of these items are moved to the Bay Area prior to June 30, 2011.  We will also pay the reasonable cost of storing your household goods in the Bay Area until such time as you have either moved into your Bay Area residence or June 30, 2011, whichever is earlier.  In order for moving or storage costs to be considered “reasonable” they must be approved in advance through our relocation partner, NRI.

2.	We will reimburse you for 180-days of temporary housing costs in the Bay Area that are incurred prior to June 30, 2011.
3.	We will reimburse you for the cost of storage of household goods until June 30, 2011, as approved through our partner, NRI.
4.
We will reimburse you for the actual cost of renting a car in the Bay Area for a period of no more than 90-days, provided that those expenses are incurred prior to June 30, 2011 and before your cars have been moved to the Bay Area.

5.
We will reimburse you for the cost of one-way, coach class airfare for you and your family to relocate to the Bay Area or alternatively for expenses incurred while driving your family across country, whichever is less.

6.	We will reimburse you for the actual cost of the real estate commission on the sale of your current address in Washington, D.C. metro area, costs not to exceed $150,000 (grossed-up.)
7.
We will reimburse you for the cost of two four-day house hunting trips to the Bay Area for you and your spouse to give you an overview of Bay Area communities and a guided real estate tour in your choice of communities.  If these trips occur after you begin working for Affymetrix, we will only reimburse you for roundtrip airfare for your spouse.

If you voluntarily terminate your employment with Affymetrix (or Affymetrix terminates your employment “for cause”) within twelve (12) months of the your date of hire, your signature at the bottom of the last page of this letter signifies your agreement to reimburse Affymetrix in full for the above relocation expenses, with the exception of the expenses for temporary housing, car rental, air travel and house hunting, incurred on your behalf.  If you voluntarily terminate your employment with Affymetrix (or Affymetrix terminates your employment “for cause”) within two (2) years of your date of hire, you agree to reimburse Affymetrix for 50% of the above relocation expenses.

As an additional condition of employment, we will require that you sign a copy of the company's Confidentiality and Nondisclosure Agreement.

Federal Immigration Law requires that all employers verify each individual’s eligibility to work in the United States, including U.S. citizens.  Your employment offer is contingent upon your providing satisfactory proof of identity and authorization to work in the United States.  Please bring the appropriate original documentation on your first day of work.  A list of acceptable I-9 documentation is attached for your review.

Your employment is at will and may be terminated by you or by Affymetrix for any or no reason, with or without cause or notice.

This offer is contingent upon satisfactory completion of reference checks and background checks.

If you have any questions, please feel free to contact me at (408) 731-5622.  To indicate acceptance of this offer please return a signed copy of this letter to me by the 3rd business day from the date of this offer, close of business.  You may fax the letter back to me at (408) 731-5855.

Sincerely,

/s/ Lori Ciano

Lori Ciano
Senior Vice President, Human Resources

Offer Acceptance:

/s/ Timothy Barabe                                                                                3/11/10
Tim Barabe                                                                                              Date

March 15, 2010
Start Date